ARVANA INC. ACQUIRES FLORIDA BASED FISHING CHARTER BUSINESS

ARVANA ANNOUNCES acquiSITION of down 2 fish charters, LLC

Salt Lake City, Utah February 3, 2023, Arvana Inc. (“OTC:AVNI”) announced today that it has acquired Down 2 Fish Charters, LLC (“Down2Fish”), a Florida based fishing charter business.

Down2Fish operates a fishing charter business that offers a range of curated maritime adventures that include inshore, offshore, and custom charters for fishing enthusiasts, nature lovers, sea bound adventurers and tourists. The business is operated from a private dock in Palmetto, Florida to service the Greater Tampa Bay area including St Petersburg, Venice, Sarasota, and Clearwater. Down2Fish generates most of its revenue from the sale and provision of charter boat services.

Ruairidh Campbell, AVNI’s chief executive officer, stated “Arvana is pleased to be in the charter fishing business and looks forward to growing the company. The fishing charter business is fragmented with no single company taking the lead in a multimillion-dollar industry. We see an opportunity to scale the Down2Fish brand to expand service beyond Tampa Bay in a concerted effort to increase market share”.

Arvana Inc.

Arvana (“OTC:AVNI”) is a public company registered under the Securities & Exchange Act of 1934, as amended (“Exchange Act”) that is quoted on the OTC Pink Sheets. We operate a fishing charter business through our wholly owned subsidiary Down2Fish.

Forward-Looking Statements

Several statements contained in this press release are forward-looking statements of future expectations based on currently available information that are subject to risks and uncertainties including general economic conditions, changes in capital markets, regulatory legislation, and other circumstances that may cause actual results to be materially different from those expectations. Arvana does not make any representation or warranty, express or implied, as to the accuracy, completeness, or status of such statements so it will not be liable for any decision made or action taken in conjunction with the information and/or statements in this press release. Arvana encourages the public to read the information provided in conjunction with its recent filings on Form 8-K and Form 10-Q which may be viewed at www.sec.gov.

Arvana Inc.

Ruairidh Campb.ell, Chief Executive Officer

Phone: +1 801 232 7395

Email: ruairidhcampbell@msn.com

Websites: http://arvana.us

Down 2 Fish Charters, LLC

Richard Surber, Manager

Phone: +1 801 580 7172

Email: info@down2fish.com

Website: https://down2fishflorida.com